EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BioSpecifics Technologies Corp. on Form S-3 to be filed on or about June 26, 2020 of our reports dated March 16, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, and the effectiveness of BioSpecifics Technologies Corp.’s internal control over financial reporting as of December 31, 2019, which reports were included in the Annual Report on Form 10-K filed on March 16, 2020. Our report on the consolidated financial statements includes an explanatory paragraph that refers to a change in the method of accounting for leases in the year ended December 31, 2019 due to the adoption of Accounting Standards Codification Topic 842, “Leases” and its method of accounting for revenue in the year ended December 31, 2018 due to the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers”. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP
New York, New York
June 26, 2020